Exhibit 99.2

NEWS RELEASE

RAMBUS ANNOUNCES PROPOSED

$300 MILLION ZERO COUPON CONVERTIBLE SENIOR NOTES OFFERING

Los Altos, CA - January 26, 2005 - Rambus Inc. (NASDAQ: RMBS) announced today that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of Zero Coupon Convertible Senior Notes due 2010, through a domestic offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”) and to persons in offshore transactions in reliance on Regulation S under the Act. Final terms of the notes, including the number of shares issuable upon conversion of the notes, are to be determined by negotiations between the company and the initial purchasers of the notes.

The company expects to grant the initial purchasers a 30-day option to purchase up to an additional $60 million aggregate principal amount of the notes.

The company intends to use a portion of the net proceeds of the offering to repurchase up to $75 million of its common stock. The company plans to use the balance of the net proceeds for working capital and general corporate purposes, which may include additional repurchases of its common stock and the acquisition of businesses, products, product rights or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.